UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Atlas Lithium Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Rua Buenos Aires, 10 – 14th Floor

Sion, Belo Horizonte, Minas Gerais, Brazil, 30.315-570

(833) 661-7900

SUPPLEMENT DATED MAY 7, 2024 TO THE

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AND

PROXY STATEMENT

FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 28, 2024

This Supplement provides updated information with respect to the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Atlas Lithium Corporation (the “Company”) to be held on May 28, 2024.

On April 16, 2024, the Company filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) and made available to its stockholders a Notice of Annual Meeting of Stockholders and Proxy Statement (collectively, the “Notice and Proxy Statement”) for the Annual Meeting.

This Supplement describes a recent change with respect to the Company’s independent registered public accounting firm. The information in this Supplement is in addition to the information provided by the Notice and Proxy Statement and, except for the changes referenced herein, this Supplement does not modify any other information set forth in the Notice and Proxy Statement.

Removal of Proposal 2 from Stockholder Consideration

On May 3, 2024, the SEC entered an order instituting settled administrative and cease-and-desist proceedings against BF Borgers CPA PC (“Borgers”) and its sole audit partner, Benjamin F. Borgers CPA (together with Borgers, “BF Borgers”), permanently barring BF Borgers from appearing or practicing before the Commission as an accountant (the “Order”). On May 6, 2024, the Audit Committee of the Board of Directors of the Company dismissed BF Borgers as its independent public accounting firm.

As a result, the Company is removing Proposal 2 from the agenda for the Annual Meeting, which called for a vote on the ratification of the selection of BF Borgers as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. The Company does not intend to submit at the Annual Meeting any other proposal for ratification of the appointment of a new independent registered public accounting firm.

Voting Matters

If you have already submitted your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote.

The Company will not make available or distribute, and you do not need to submit, a new proxy card or provide new voting instructions solely as a result of the removal of Proposal 2. Proxies and voting instructions returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked, except that any votes cast with respect to Proposal 2 will be disregarded. If you have not yet submitted your proxy or provided your voting instructions, please complete the proxy or submit instructions, disregarding Proposal 2.

None of the other agenda items presented in the Notice and Proxy Statement, or votes cast thereon, are affected by this Supplement. Information regarding how to vote your shares, or change your vote, is available in the Proxy Statement. The Notice and Proxy Statement and this Supplement are available at www.atlas-lithium.com/ and at www.proxyvote.com. This Supplement is being made available on or about May 7, 2024.

Supplemental Disclosure for the Proxy Statement

The Company is providing the following information, which has been reported by the Company in a Current Report on Form 8-K that was filed with the SEC on May 6, 2024, as supplemental disclosure to the Proxy Statement.

On May 6, 2024, the Audit Committee of the Board of Directors of the Company unanimously approved the dismissal of BF Borgers in light of the May 3, 2024 Order permanently barring BF Borgers from practicing before the SEC. The Company is in the process of selecting a new independent registered public accounting firm.

BF Borgers’ reports on the financial statements of the Company as of and for the fiscal years ended December 31, 2023 and December 31, 2022 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2023 and December 31, 2022, and through May 6, 2024 (the date of BF Borgers’ dismissal), there were no disagreements with BF Borgers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to BF Borgers’ satisfaction would have caused it to make reference thereto in connection with its reports on the financial statements for such year. During the fiscal years ended December 31, 2023 and December 31, 2022, and through May 6, 2024, there were no events of the type described in Item 304(a)(1)(v) of Regulation S-K.